Exhibit 99.1


News Release

Release Date:  Thursday, December 14, 2006

Release Time:  Immediately

Contact:       Eric E. Stickels, Executive Vice President & CFO

Phone:        (315) 366-3702

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                  Vernon Bank Corporation Shareholders Approve
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                       Merger with Oneida Financial Corp.
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         Oneida, NY, December 14, 2006 - Oneida Financial Corp. (NASDAQ: ONFC),
the parent company of The Oneida Savings Bank, and Vernon Bank Corporation, the holding company of The National Bank of Vernon jointly announced today that at a special meeting of shareholders of the Vernon Bank Corporation, the previously announced merger was approved. All necessary regulatory applications have been filed and the companies expect to complete the merger in the first quarter of 2007.

         Vernon Bank Corporation with approximately $64.5 million in assets, provides consumer, commercial and municipal banking services through its three locations of The National Bank of Vernon in Oneida county of New York.

         Oneida Financial Corp. reported total assets at September 30, 2006 of $434.2 million and shareholders' equity of $55.8 million. The Company's wholly owned subsidiaries include; The Oneida Savings Bank, a New York State chartered FDIC insured stock savings bank, State Bank of Chittenango, a state chartered limited-purpose commercial bank, Bailey, Haskell & LaLonde Agency, an insurance and financial services company and Benefit Consulting Group, an employee benefits consulting and retirement plan administration firm. Oneida Savings Bank was established in 1866 and operates eight full-service banking offices in Madison, Oneida and Onondaga counties.